Exhibit 10.6

November 11, 2025

Dear Mr. Gordon Mattingly,

I am pleased to offer you a position with Corsair Memory, Inc. (the “Company”) as detailed below:

TITLE: Chief Financial Officer, reporting to Thi La, CEO of the Company (the “CEO”). You will initially serve as Chief Financial Officer-Elect of the Company, and transition to the role of Chief Financial Officer on the later of (i) your Start Date, as indicated below, and (ii) the effective date of the resignation of the Company’s existing Chief Financial Officer from his position or other cessation of service as the Company’s Chief Financial Officer (but in no event later than December 15, 2025), in each case reporting directly to Thi La, CEO of the Company.

START DATE: TBD, 2025 (the “Start Date”)

SALARY: We are pleased to offer you a semi-monthly salary of $21,875.00, less applicable withholdings and taxes, paid to you on the 15th and last day of each month. This is a representation of an annual salary of $525,000.00.

MANAGEMENT BONUS: For each calendar year during the term of your employment with the Company, beginning with the 2026 calendar year, you will be eligible to participate in the Management Bonus Program at a target bonus potential of 70% of annual base pay and a maximum of 140% of annual base pay. Goals for the 2026 calendar year will be established after you join us.

STOCK INCENTIVE PLAN: Should you decide to join the Company, it will be recommended at the Company’s Compensation Committee and Board meetings at which 2026 focal grants are awarded to the Company’s executive officers, subject to your continued employment through the date of grant, that the Company grant you (i) that number of restricted stock units (“RSUs”) determined by dividing USD $1,000,000.00 by the 30-day trailing average of the Company’s closing stock price immediately prior to the date of grant, rounded to the nearest whole share, (ii) that number of performance-based stock units(“PSUs”) determined by dividing USD $1,000,000.00 by the 30-day trailing average of the Company’s closing stock price immediately prior to the date of grant, rounded to the nearest whole share, and (iii) an option (the “Option”) to purchase that number of shares of Company common stock with a Grant Date Value of USD $1,000,000.00, rounded to the nearest whole share, with a per share exercise price equal to the fair market value of the Company’s common stock on the date of grant, as determined by the Company in its sole discretion. “Grant Date Value” will mean the fair value of the Option determined using the Black-Scholes pricing model based on the fair market value of the Company’s common stock on the date of grant and the volatility, risk free rate and life expectancy assumptions in the Company’s financial statements disclosing those assumptions.

The RSUs will vest over 4 years commencing as of the Start Date, with 25% of the RSUs vesting upon the 1-year anniversary of the Start Date, then 6.25% of the RSUs vesting quarterly over the remaining 3 years, subject to your continuing employment with the Company through each vesting date.

The shares subject to the Option will vest and become exercisable over 4 years commencing as of the Start Date, with 25% of the shares subject to the Option vesting upon the 1-year anniversary of the Start Date, then 1/48th of the shares subject to the Option vesting on each monthly anniversary thereafter, subject to your continuing employment with the Company through each vesting date.

The PSUs will vest on the same terms as the PSU awards made to all other similarly situated senior executive officers of the Company for calendar year 2026, as determined by the Compensation Committee.

The RSUs, PSUs and the Option will be granted pursuant and subject to the terms and conditions of the Company’s applicable equity incentive plan and individual award agreement between you and the Company. The shares subject to your RSUs, PSUs and the Option will be subject to stock retention requirements pursuant to which you will not be permitted to sell or otherwise transfer or dispose of any shares acquired pursuant to those awards during the 2- year period commencing on the Start Date except to the extent those shares are sold to cover the exercise price of the Option shares or to cover applicable withholding taxes due in connection with your exercise of the Option or the vesting and issuance of shares subject to the RSUs and PSUs.

BENEFITS: You will be eligible to participate in all employee benefits and benefit plans that the Company generally makes available to its similarly situated employees, as applicable. Currently, we are pleased to provide a comprehensive package of employee benefits including health, dental, vision, income protection and a 401(k) savings plan. You will be eligible for paid time off (PTO) vacation and/or paid sick leave in accordance with applicable law and Company policy in effect from time to time. The Company currently provides PTO on an unlimited basis for employees at your level.

CHANGE IN CONTROL AND SEVERANCE AGREEMENT: You will be eligible for severance benefits pursuant to the terms and conditions of the Company’s form of Change in Control and Severance Agreement attached hereto as Exhibit A.

OTHER TERMS & CONDITIONS: Your employment with the Company is not for a specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

Your employment with the Company is contingent upon the successful completion of a background check. Upon completion of this, Human Resources will confirm your employment status with the Company. For purposes of federal immigration law, you will be required to provide to the Company with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

As a Company employee, you will be expected to abide by company rules and regulations. You will be expected to sign and comply with an Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made in the course of your employment at the Company and non-disclosure of proprietary information. You will also be expected to sign and comply with our Company Code of Conduct.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

Our standard business hours are 8:30AM to 5:30PM Monday through Friday, however some schedules may vary. Please consult with your manager regarding your schedule. This position is an exempt position, which means that your salary is intended to compensate you for all hours worked, and you will not be eligible for overtime pay. During your employment, you shall devote your full business efforts and time to the Company.

The offer of employment embodied in this letter agreement will remain open until the close of business on November 14, 2025. If you do not indicate your acceptance of the Company’s offer on the terms and conditions set forth in this letter by signing, dating, and returning this letter no later than that date, or if you do not begin employment on the Start Date, this letter agreement will be null and void.

This letter agreement, along with the agreement relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Chief Executive Officer of the Company and by you.

We look forward to working with you at Corsair Memory, Inc.

Sincerely,

/s/ Thi La

Thi La

Chief Executive Officer